Exhibit 3.1

ANWORTH MORTGAGE ASSET CORPORATION

ARTICLES SUPPLEMENTARY

ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the Corporation’s charter (the “Charter”), the Board of Directors of the Corporation has reclassified 4,655,000 shares of the Corporation’s Preferred Stock, par value $0.01 per share (“Preferred Stock”), into shares of the Corporation’s 7.625% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”).

SECOND: The reclassification increases the number of shares classified as Series C Preferred Stock from 345,000 shares immediately prior to the reclassification to 5,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock from 11,355,000 immediately prior to the reclassification to 6,700,000 shares immediately after the reclassification.

THIRD: The terms of the Series C Preferred Stock (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in the Charter and remain unchanged by these Articles Supplementary.

FOURTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President, and witnessed by its Secretary, on February 27, 2015.

WITNESS:		ANWORTH MORTGAGE ASSET CORPORATION:

By:	/s/ Thad M. Brown	By:	/s/ Lloyd McAdams
	Thad M. Brown		Lloyd McAdams
	Secretary		Chief Executive Officer and President

THE UNDERSIGNED, Chief Executive Officer and President of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lloyd McAdams
Lloyd McAdams
Chief Executive Officer and President

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